UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

FERRO CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TIME IS SHORT – YOUR VOTE IS CRITICAL FOR THE FUTURE OF FERRO

MAKE THE RIGHT CHOICE – VOTE THE WHITE CARD TODAY

May 6, 2013

Dear Fellow Shareholder:

Ferro’s May 15 Annual Meeting of Shareholders is a few days away and you have an important decision to make. As an investor, you can choose to endorse the Board of Directors’ value creation strategy – a plan that is already enhancing shareholder returns – or a potentially destructive short-term agenda driven by a self-interested, event-driven hedge fund.

We urge you to elect Ferro’s experienced, independent and committed nominees – Richard C. Brown, Gregory E. Hyland, and Ronald P. Vargo – to your Board of Directors.

Time is short, so please use the enclosed WHITE proxy card to vote TODAY.

INDEPENDENT ANALYSTS APPLAUD

FERRO’S VALUE-CREATION STRATEGY

Our strong first quarter 2013 results, which included adjusted EPS of $0.10 – beating analyst expectations by $0.06 – and an increase in our full year adjusted EPS guidance to $0.35-$0.40, demonstrate that Ferro’s value creation strategy is working. Furthermore, the expected cost savings of $30 million for 2013 and $70 million in aggregate cost savings in 2014 further demonstrate your Board’s determination to enhance value for all Ferro shareholders.

Independent financial analysts agree that the Board and management team’s value creation strategy is generating positive results for ALL Ferro shareholders:

•

“Q1 Above Expectations-FY Guidance Raised: As Peter Thomas, CEO, and Jeff Rutherford, CFO, are progressing in their review of all product lines, manufacturing plants, and customers’ profitability, we estimate that additional sources of savings will be unearthed…[We] believe that management’s determination to deliver stronger results and therefore higher returns to shareholders will bear fruits. We recommend purchase of FOE shares.” – Gabelli & Company, May 2, 2013

•	“With the time they have been given, FOE’s current management team has done a great job in creating and executing its value creation strategy.” – Northcoast Research, April 26, 2013

•

“FOE’s 1Q beat their guidance range (and us/the street) and they slightly raised their FY outlook (now solidly ahead of the street) helped by cost savings. This result lends further support to mgmt’s internal value creation strategy, which after all the actions executed over the last few months has led to Peter Thomas being formally named President/CEO. Overall, it appears their near term (2013) and longer-term (2015) targets may have greater viability…FOE could see solid upside.” – Credit Suisse, April 24, 2013

•	“Our sense is that the [first quarter] beat and [guidance] raise come primarily from cost saving initiatives coming in ahead of expectations.” – KeyBanc, April 24, 2013

GLASS LEWIS, A LEADING INDEPENDENT PROXY ADVISORY FIRM,

RECOMMENDS SHAREHOLDERS VOTE FOR

THE COMPANY’S EXPERIENCED AND QUALIFIED NOMINEES

Glass Lewis, a leading independent proxy advisory service, has recommended that Ferro shareholders vote on the WHITE proxy card “FOR” the Ferro Board’s experienced and highly qualified nominees – Richard C. Brown, Gregory E. Hyland, and Ronald P. Vargo – rejecting every one of the nominees set forth by the FrontFour Group.

Glass Lewis recognizes that our directors have the qualifications to most effectively lead Ferro as we continue to execute on our value creation strategy. We strongly urge all Ferro shareholders to follow the recommendation of Glass Lewis and protect the value of their investment by voting “FOR” the Company’s directors on the WHITE proxy card.

In its report dated May 3, 2013, Glass Lewis provided multiple reasons for supporting Ferro’s Nominees:

•

“[D]irectors Brown, Hyland and Vargo figure to play an integral role in the board’s attempt to successfully turnaround the Company’s performance. With relevant and extensive experience, they have made important and positive contributions to date. Replacing them with less-experienced individuals who have less-relevant skills and questionable motivations would likely not result in a better outcome for Ferro shareholders, in our view. Therefore, the potential replacement of these directors with the Dissidents’ nominees is largely unjustified and unneeded, in our opinion.”

•

“[W]e believe the incumbent directors possess greater relative industry experience and skills as compared to the Dissidents’ nominees. The board’s three nominees possess a wealth of relevant operational experience and public-company board experience.”

•

“[W]e don’t believe shareholders should risk breaking the momentum by injecting the Dissidents’ nominees into the boardroom, especially at the expense of losing who we believe to be three highly-qualified and well-performing directors.”

In support of Ferro’s Strategy:

•	“[W]e also are encouraged by the board’s recent definitive actions and early results in its attempt to improve the Company’s performance.”

•

“[I]n our view, the Company has taken sufficient action through a change in leadership, a redefined strategy, restructurings and cost-savings programs in order to address the causes of the prior poor performance….[T]he board has taken decisive action, in our view, to correct the problems and has already seen some green shoots from its efforts.”

Regarding the A. Schulman Proposal:

•

“Had the Ferro board agreed to Schulman’s offer, shareholders would have swapped half of their Ferro shares for Schulman shares. Since the board’s rejection of the offer, we note that Schulman’s stock price has declined 15%, including a drop after Schulman’s most recent earnings report, which missed analyst estimates and included lower guidance. During the three months before the public announcement of Schulman’s offer, Ferro’s stock price outperformed Schulman’s stock price by 61%.”

Your Board and management team urge shareholders to follow the recommendation of Glass Lewis by voting FOR all of the Ferro nominees on the WHITE proxy card.

EVERY VOTE COUNTS – YOUR VOTE IS IMPORTANT

Your vote is important in this election, and we urge you to vote TODAY so that your voice is heard. To elect the Ferro Board’s nominees, we encourage you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

We thank you for your continued support of Ferro.

Sincerely,

The Ferro Board of Directors

TIME IS SHORT, AND YOUR VOTE IS IMPORTANT—

PLEASE VOTE TODAY!

We encourage shareholders to vote their WHITE proxy card by telephone or by

Internet to ensure that their shares are represented

at the May 15th Annual Meeting.

If you have questions about how to vote your shares on the WHITE proxy card,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Green proxy card sent to you by the FrontFour Group, even as a protest vote. If you have previously submitted a Green proxy card, you can revoke that proxy by using the enclosed WHITE proxy card to vote by telephone or by Internet.

Please note that any opinions, estimates, or forecasts regarding Ferro made by the analysts noted above are their alone and do not represent opinions, estimates, or forecasts of Ferro, its directors, or officers. Permission to use quotations was neither sought nor obtained. Ferro does not by its reference above imply its endorsement of or concurrence with such opinions, estimates, or forecasts.

Ferro’s definitive proxy materials are available on the SEC’s website at www.sec.gov.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials and chemicals for manufacturers. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,700 employees globally and reported 2012 sales of $1.8 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results, including projected savings;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety, and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on capital;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health, and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2012.

Reconciliation of Reported Income/Loss to Adjusted Income/Loss

Three Months Ended March 31, 2013

(Dollars in thousands, except per share amounts)

	March 31, 2013
	Net Income	EPS
As Reported ($000)	$883	$0.01

Special Items:
Restructuring	$6,051	$0.07
Discontinued Operations	8,421	0.10
Taxes [1]	(2,569)	(0.03)
Noncontrolling Interest	(394)	—
Other [2]	(4,057)	(0.05)

Total Special Items	$7,452	$0.09

As Adjusted	$8,335	$0.10

Net Income = Net income attributable to common shareholders

EPS = Diluted earnings per share

Notes

[1]	Adjustment of reported earnings and of special items to a normalized 36% rate.
[2]	Includes gain/loss on divestitures, certain severance costs, impairments, ongoing costs at facilities that have been idled, and certain business development activities.